Exhibit 10.3
10 Oceana Way, 2nd Floor
Norwood, MA 02062
Phone: 781-277-0007

May 13, 2026

Mario Pinho
c/o MariMed Inc.
10 Oceana Way
Norwood, Massachusetts 02062

    RE:    Employment Letter Agreement

Dear Mario:

On behalf of MariMed Inc. (the “Company” or “MariMed”), this letter (the “Agreement”) sets forth the terms and conditions of your continued employment with the Company in the capacity of its Chief Financial Officer.

1.Duties.

a.During your employment hereunder, you will serve as the Chief Financial Officer of the Company. You will have such duties and responsibilities, consistent with past practice, as are customary for the position of Chief Financial Officer and any other duties, responsibilities, or offices you may be reasonably assigned by the Chief Executive Officer (“CEO”) or Board of Directors of the Company (the “Board”). You shall report to and be supervised by the CEO.

b.During your employment hereunder, you will devote substantially all your attention and time during normal business hours to the business and affairs of the Company and will use your reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of your positions and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, you may engage in the following activities (and shall be entitled to retain all economic benefits thereof, including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of the your duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable and other non-profit organizations boards or committees, provided that the you shall not serve on any board or committee of any corporation or other business that directly or indirectly competes with the Company; (ii) make investments in businesses or enterprises and manage your personal investments; and (iii) any other activity approved in writing by the Compensation Committee of the Board (the “Compensation Committee”); provided that with respect to such activities, you shall comply with all business conduct and ethics policies applicable to employees of the Company.

2.Compensation. During your employment with the Company, you will be entitled to salary and bonus compensation as follows:

a.Base Pay. Your base salary (“Base Pay”) will be at the annualized rate of $300,000.00, paid bi-weekly in accordance with the Company’s normal practices.

b.Target Bonus. Subject to achievement of certain corporate and/or individual objectives for the applicable year, your target annual bonus (“Annual Bonus”) shall equal fifty percent (50%) of your Base Pay (the “Target Bonus”). The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board or the Compensation Committee. If you and the Company both achieve superior performance with respect to such target goals established by the Compensation Committee, then you may be eligible to receive an Annual Bonus equal to one hundred twenty percent (120%) of Base Pay (the “Stretch Bonus”). Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following the Company’s public disclosure of its financial results for the applicable bonus period and the Board’s or the Compensation Committee’s approval of the bonus, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

3.Benefits. During your employment with the Company, you will be entitled to the below described benefits.

a.You will be entitled to vacation consistent with Company policy and limitations. Based on your continued service date, you are presently eligible for three (3) weeks of paid-time-off per year under the Company’s current paid-time-off policy.

b.You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy. The Company has the right to change, add, or cease any particular benefit for its employees.

c.The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company. You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

d.If you are required by the Company to relocate your home or principal residence as a term and condition of your continued employment, you will be eligible for certain benefits (including, for example, relocation assistance and eligible expenses reimbursement) under the Company’s then-applicable relocation policy.

4.Employment Relationship. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason.

5.Termination and Eligibility for Severance. You will be eligible to receive the termination and severance benefits set forth in this Section 5.

a.Accrued Benefits. Upon any termination of your employment, you will be paid (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination (as defined below); (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company's applicable expense reimbursement policies. Hereafter, items (i) through (iii) in this Section 5(a) are referred to as “Accrued Benefits.'' If termination of your employment is for any reason other than (A) by the Company without Cause (other than due to death or Disability (as defined below)) or (B) by you for Good Reason, you will be entitled to receive only the Accrued Benefits.

b.Severance Payment. Subject to Sections 5(c), 7 and 8 of the Agreement:

(i)If the Company terminates your employment without Cause (other than as a result of your death or Disability) or if you terminate your employment with Good Reason, in each case, outside of the Change in Control Protection Period (as defined below), then, in addition to the Accrued Benefits, the Company will provide you the following severance and related post-termination benefits:

(1)                The Company shall, during the period beginning on the Date of Termination and ending on the twelve (12) month anniversary of the Date of Termination, pay to you an amount equal to (A) twelve (12) months of your Base Pay as in effect immediately prior to the Date of Termination (or in the case of termination by you with Good Reason due to material reduction in Base Pay and/

or Target Bonus, your Base Pay and/or Target Bonus in effect immediately prior to such reduction, as applicable) (the “Non-CIC Severance Payment”); (B) the aggregate sum of the Company's share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period commencing on the Date of Termination and ending on the first anniversary thereof as if you had remained employed and based on coverage as of immediately prior to termination (for the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions) (the “Continued Benefit Payment”); (C) if termination of your employment occurs less than six months following the commencement of the fiscal year in which the Date of Termination occurs, an amount equal to the Target Bonus, prorated based on the number of days you worked during such fiscal year (the “Pro Rata Bonus”); and (D) if termination of your employment occurs six months or later following the commencement of the fiscal year in which the Date of Termination occurs, an amount equal to the Target Bonus (the “Full Bonus”);

(2)             Unless explicit terms of an award agreement for an Equity Award (as defined below) are more favorable to you, each outstanding unvested Equity Award held by you immediately prior to the Date of Termination that is subject to vesting based solely upon your continuous service with the Company (collectively, “Time-Based Equity Awards”) that would have vested during the twelve (12) month period following the Date of Termination had you remained employed shall remain outstanding and on the Severance Commencement Date (defined below), (I) if you have timely executed and not revoked the Release Agreement (as defined below), such Time-Based Equity Awards shall automatically vest and become exercisable (as applicable) immediately following the Revocation Period (as defined below), or (II) if you have not timely executed or have revoked the Release Agreement, such Time-Based Equity Awards will be forfeited for no consideration; and

(3)              (I) The Non-CIC Severance Payment shall be paid over the twelve (12) month period following the Date of Termination in accordance with the Company’s normal payroll practices beginning on the first payroll date following the execution and delivery of the Release Agreement and expiration of the Revocation Period (such payroll date, the “Severance Commencement Date”), and with the first installment, including any amounts that would have been paid had the Release Agreement been effective and irrevocable on the Date of Termination, (II) the Pro Rata Bonus or the Full Bonus, as applicable, shall be paid on the Severance Commencement Date, and (III) the Continued Benefit Payment shall be paid over the twelve (12) month period starting on the Severance Commencement Date, in each case, less applicable federal, state and other applicable withholdings.

(ii)If the Company terminates your employment without Cause (other than as a result of your death or Disability) or if you terminate your employment with Good Reason, in each case, during the Change in Control Protection Period, then, in addition to the Accrued Benefits, the Company will provide you the following severance and related post-termination benefits:

(1)                The Company shall pay to you a cash lump sum payment in an amount equal to (A) the sum of twenty-four (24) months of your Base Pay as in effect immediately prior to the Date of Termination and two (2) times your Target Bonus for the calendar year in which the Date of Termination occurs (or in the case of termination by you with Good Reason due to material reduction in Base Pay and/or Target Bonus, your Base Pay and/or Target Bonus in effect immediately prior to such reduction, as applicable) (the “CIC Severance Payment”), (B) the aggregate sum of the Company's share of medical, dental and vision insurance premiums for you and your dependents for the twenty-four (24) month period commencing on the Date of Termination and ending on the first anniversary thereof as if you had remained employed and based on coverage as of immediately prior to termination (for the avoidance of doubt, if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, the payment hereunder will not cover any such contributions) (“CiC Continued Benefit Payment”); (C) if termination of your employment occurs less than six months following the commencement of the fiscal year in which the Date of Termination occurs, the Pro Rata Bonus; and (D) if termination of your employment occurs six months or after the commencement of the fiscal year in which the Date of Termination occurs, the Full Bonus;

(2)                Unless the explicit terms of an award agreement for an Equity Award are more favorable to you, any unvested Equity Awards outstanding immediately prior to the Date of Termination shall automatically become fully vested and exercisable (as applicable) as of the Date of Termination. This provision shall be deemed to amend any contrary position in any Restricted Stock Unit Agreement between you and the Company.

(3)         (I) the CIC Severance Payment shall be made in a lump sum on the Severance Commencement Date, (II) the Pro Rata Bonus or the Full Bonus, as applicable, shall be paid in a lump sum on the Severance Commencement Date and (III) the CiC Continued Benefit Payment shall be paid in lump sum on the Severance Commencement Date.

(ii)If your employment with the Company is terminated as a result of your death or Disability, then, in addition to the Accrued Benefits, the Company will pay to you, or your estate or representative, if applicable, the Pro Rata Bonus.

c.Release. Any amounts payable pursuant to Section 5(b)(i), Section 5(b)(ii) or Section 5(b)(iii), as applicable (collectively, the “Severance Benefits”), shall be in lieu of notice or any other severance benefits to which you might otherwise be entitled from the Company. Notwithstanding anything to the contrary herein, the Company's provision of the Severance Benefits will be contingent upon your timely execution and non-revocation (or that of your estate or legal representative) of a general waiver and release of claims agreement in a form to be provided by the Company (a “Release Agreement”), subject to the terms set forth herein. You will have twenty-one (21) days (or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) days) following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered to the Company, you (or your estate or legal representative) will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the “Revocation Period”). If you (or your estate or legal representative) do not timely execute or if you subsequently revoke the Release Agreement, you shall be required to pay to the Company, immediately upon demand therefor, the amount of any payments or benefits you (or your estate or legal representative) received in connection with any portion of Equity Awards that was eligible to vest pursuant to Section 5(b) (including, without limitation, proceeds received or realized by you from the sale or surrender of any shares underlying such Equity Awards in connection with applicable tax withholding).

(d)      The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, severance policy, severance program or other severance arrangement maintained by the Company or any of its affiliates (or any of their respective predecessors). The Company shall have no further obligation to you in the event of termination of your employment for any reason at any time, other than those obligations specifically set forth in this Section.

(e)    Definitions:

i.“Cause” means termination of your employment by the Company upon the occurrence of any of the following: (i) any intentional act by you or your omission that materially injures the reputation or business of the Company or any of its affiliates, or your own reputation; (ii) your material violation of the Company’s Code of Ethics, as may be amended from time to time, (iii) a material violation of any Company policy, agreement or procedure which is not cured (to the extent curable) within thirty (30) days following receipt of written notice of such violation, (iv) any material breach of this Agreement, (v) your neglect, failure or refusal to perform your duties under this Agreement, (vi) your commission of any act that has resulted in (or could reasonably be expected to result in) conviction of a felony or crime involving, in the good faith of the Company, fraud, dishonesty, or moral turpitude, or (vi) a breach of an obligation your engagement in any conduct, including any violation of applicable law, that may reasonably result in material and adverse injury to the business or reputation of the Company. The determination of whether a termination of your employment is for Cause shall be made by the Board (or its designee) in its sole discretion.

ii.“Change in Control” shall have the meaning set forth in the Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment or benefit event with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event will not be deemed a Change in Control unless the transaction or event qualifies as a “change in control event” within the meaning of Section 409A.

iii.“Change in Control Protection Period” means the period beginning on the date of the consummation of the Change in Control and ending on the thirteen (13) month anniversary of such Change in Control.

iv.“Code” means the Internal Revenue Code of 1986, as amended.

v.“Date of Termination” means the date of termination of your employment for any reason.

vi.“Disability” means an illness (mental or physical) or incapacity, which results in you being unable to perform your duties as an employee of the Company for a period or combined periods of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

vii.“Equity Awards” means all stock options, restricted stock units, performance stock units and such other equity-based awards granted pursuant to the Incentive Award Plan. For the avoidance of doubt, “Equity Awards” shall not include any cash or cash-based awards granted pursuant to the Incentive Award Plan.

viii.“Good Reason” means the occurrence of one or more of the following conditions without your prior written consent: (A) a reduction in or failure to pay your then-effective Base Pay (excluding any such reduction in connection with across-the-board Base Pay reductions for all or substantially all similarly situated employees), Annual Bonus, or the benefits provided in Section 3 hereof (other than an immaterial failure to pay that is corrected within the applicable cure period); or (B) a material diminution in your authority, duties, or responsibilities for the Company; or (C) the relocation of your primary place of employment to a location more than thirty (30) miles from your then-present work location, unless you and the Company mutually agree to relocate more than such distance from the then current location; provided that you shall not have Good Reason unless and until (x) you give the Company written notice describing the occurrence of Good Reason within thirty (30) days after such occurrence first occurs, (y) such occurrence is not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (z) you terminate employment no later than thirty (30) days after the expiration of such thirty (30) day correction period.

ix.“Incentive Award Plan” means the MariMed Inc. Amended and Restated 2018 Stock Award and Incentive Plan, as amended (or any successor equity incentive plan of the Company).

6.Mitigation. You shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, subject to Section 7; provided, however, that any loans, advances or other amounts owed by you to the Company may be offset by the Company and its affiliates against amounts payable to you under Section 5 to the greatest extent permitted by applicable law (subject to compliance with Code Section 409A, if applicable).

7.Restrictive Covenants and Other Conditions. You acknowledge and agree that you are a party to the Company’s Confidential Information, Restrictive Covenant, and Invention Assignment Agreement, and such agreement remains in full force and effect (the “Restrictive Covenant Agreement”). In the event of (a) your material breach of the Restrictive Covenant Agreement, (b) your engagement in any act or omission after the Date of Termination that would have constituted “Cause” under subsections (ii) through (iv), (xii) or (xiii) of the definition thereof (without regard for any cure periods therein) for termination of your employment had you remained employed after the Date of Termination, or (c) the Company’s determination in good faith that facts or circumstances existed on the Date of Termination that, if known by the Company on the Date of Termination, would have constituted Cause, the Company shall be entitled to cease all payments and benefits pursuant to Section 5(b), all Equity Awards that vested pursuant to Section 5(b) and any shares of Company stock you received with respect thereto shall immediately be forfeited, without payment therefor, and you shall be required to pay to the Company, immediately upon demand therefor, the amount of any proceeds realized by you from the sale of any such shares.

8.Section 409A Tax Implications of Termination Payments. Any payments or benefits required to be provided under this Agreement that (subject to compliance with Code Section 409A, if applicable) shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the Code and the regulations and guidance issued thereunder (collectively, “Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)       To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Each installment of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to this Agreement in connection with your termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid until the first business day that is six (6) months plus one (1) day or more after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except such earlier date as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)               The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to you or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Board determines that this Agreement may be subject to Section 409A, the Board may (but is not obligated to), without your consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt this Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

9.Section 280G. If any payment or benefit you would receive or retain under this Severance Agreement, when combined with any other payment or benefit you receive or retain in connection with a “change in control event” within the meaning of Section 280G of the Code and the regulations and guidance thereunder (“Section 280G”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 9, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “280G Advisor”). The 280G Advisor shall provide detailed supporting calculations both to you and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any final determination by the 280G Advisor shall be binding upon you and the Company. For purposes of making the calculations required by this Section 9, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

10. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion or advice of counsel if any questions as to the amount or requirement of withholding arise.

11.Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. The Restrictive Covenant Agreement that you previously signed remains in full force and effect.

12.Indemnity. The Indemnity Agreement that you previously signed remains in full force and effect.

13.General.

a.This Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral, with respect to the subject matter hereof, other than with respect to any agreements between you and the Company with respect to confidential information, intellectual property, non-competition, non-solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief; provided, that Section 13(f) supersedes and replaces any prior dispute resolution provisions in any other prior agreement between you and the Company.

b.This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

c.The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any equity plan document referred to in this Agreement, then the terms of this Agreement shall govern and control. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

d.This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties, and rights under this Agreement; provided, however, that in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties, and obligations of the Company hereunder.

e.All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered, or express mail, postage prepaid, to the Company at the following address: MariMed Inc., 10 Oceana Way, Norwood, Massachusetts 02062, Attention: Chief Executive, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered, or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

f.Arbitration.

i.Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the Commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney; provided that, to the extent the arbitrator determines you have prevailed on at least one material issue involved in any dispute commencing during the Change in Control Protection Period, the Company shall reimburse you for all reasonable attorneys’ fees in connection with such Dispute.

iv.The parties agree that this Section 13(f) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 13(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

g.This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof.

h.All terms of this Agreement, which by their nature extend beyond its termination, will remain in effect until fulfilled and apply to the parties’ respective successors and assigns.

14.Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing. Please send you countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Edward Gildea
Edward Gildea, Chairman,
Compensation Committee

ACCEPTED BY:

/s/ Mario Pinho
Mario Pinho
Date: May 13, 2026